12b-1 Fee Waiver Agreement

      Value Line Securities, Inc. (the "Distributor") agrees to waive a portion of the following Rule 12b-1 fees:

            Value Line Strategic Asset Management Trust: waive .15% of the Rule 12b-1 fee for the period of May 1, 2007 - April 30, 2008;

            Value Line Centurion Fund: waive .15% of the Rule 12b-1 fee for the period of May 1, 2007 - April 30, 2008;

Each waiver shall end on the expiration date set forth next to the applicable Fund name as stated above.

Dated this 11th day of April, 2007                 On behalf of the Distributor,
                                                   /s/ Jean B. Buttner
                                                   -----------------------------
                                                   Jean B. Buttner, CEO


Received:
/s/ Stephen Anastasio
----------------------------
Stephen Anastasio, Treasurer
Value Line Centurion Fund
Value Line Strategic Asset Management Trust